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                                                                EXHIBIT NO. 99.1


Contact:  James L. Wolohan, C.E.O.                         FOR IMMEDIATE RELEASE
          (989) 793-4532, ext. 248
          John A. Sieggreen, C.O.O.
          (989) 793-4532, ext. 246

                                                                November 5, 2003


                 WOLOHAN LUMBER CO. SHAREHOLDERS APPROVE MERGER


         Saginaw, Michigan, November 5, 2003 -- Wolohan Lumber Co. (Nasdaq:
WLHN) today announced that Wolohan Lumber Co. shareholders have approved the merger of Wolohan Acquisition Co. into Wolohan Lumber Co. and the merger was consummated today. Wolohan Lumber Co. is the surviving party in the merger.

         Each outstanding share of Wolohan Lumber Co. common stock, other than shares owned by certain current shareholders and members of management, was converted in the merger into the right to receive $25.75 in cash. Wolohan Lumber Co.'s common stock is no longer publicly traded.

         Registrar and Transfer Company has been retained to serve as Paying Agent. Letters of Transmittal, together with instructions for their use, are expected to be provided promptly to Wolohan Lumber Co. shareholders so that they may receive the merger consideration upon the surrender of their common stock.

         Wolohan Lumber Co. is engaged in the retail sale of a full line of lumber and building materials and related products, used primarily for new home construction and large home improvement projects. Wolohan Lumber Co. operates a chain of 25 building supply stores located in Illinois, Indiana, Kentucky, Michigan and Ohio.